EXHIBIT 99

BION ENVIRONMENTAL TECHNOLOGIES, INC.


             Bion Submits Revised Phase 1 State Permit Application
              for Dairy Waste Treatment Project at Kreider Farms

March 1, 2010. New York, New York. Bion Environmental Technologies, Inc., (OTC BB: BNET) announced today that it has submitted a revised Water Quality Management PART II permit application for its Kreider Farms project to the Pennsylvania Department of Environmental Protection (PA DEP) Southcentral Regional Office.

The revised permit, when approved, will enable the modification of an existing large concrete manure storage structure to serve as the Bioreactor in the Bion system. The Bioreactor is the part of the system where the livestock waste is first exposed to dense populations of naturally-occurring bacteria whose primary purpose is to quickly stabilize the nitrogen in the waste to prevent its volatilization as ammonia to the atmosphere. Bion and others believe that a very substantial amount of the nitrogen being delivered to the Chesapeake Bay is through volatilization and subsequent re deposition of livestock waste-derived ammonia, which then becomes part of the nitrogen load delivered to the Chesapeake Bay through stormwater runoff.

While converting the existing concrete tank to accommodate the Bioreactor system plans, Bion will complete the final design and submit a full Water Quality Management PART II permit application for the rest of the proposed wastewater treatment system. Since the Bioreactor will be receiving waste during the construction and installation of the rest of the system components, this will allow time for the dense biological populations utilized by Bion's patented waste treatment process to develop, saving two to three months of startup time.

Jeremy Rowland, Bion's Chief Operating Officer, stated, "We are very pleased with our recent progress with the PA DEP and look forward to beginning construction on our Kreider Farms project. We have recently added Dr. Hugh Archer, P.E., a former PA DEP Deputy Secretary for Water Management, to the Bion permitting team. Dr. Archer has helped Bion to conform our submitted plans and specifications for the Kreider Dairy to PA DEP directives."

Bion has provided additional data to the PA DEP with respect to Bion's technology as well as expert third-party opinions concerning the predicted behavior of nitrogen from the moment it is voided by the animal, to its application to cropland as fertilizer, to its ultimate journey to the Chesapeake Bay.

During its first 12 months of operation, Bion's Kreider Farm installation will be subject to intense scrutiny of all aspects of the system's operation: nitrogen and phosphorus removal, reductions of ammonia through its conversion to inert nitrogen gas, greenhouse and other gas emissions, and pathogen reductions. Ultimately, the data derived through the independent sampling and testing that will be conducted at Kreider will replace assumptions made in the modeling of the system for the purposes of nutrient credit verification.
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About Bion: Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion's patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, and pathogens. Bion's process simultaneously recovers cellulosic biomass from the waste stream to produce renewable energy. For more information, see Bion's website at www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'when', 'will', 'proposed', 'believe', 'projects' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Mark A. Smith                             Craig Scott
President                                 VP Capital Markets
719-256-5329                              303-843-6191 direct
mas@biontech.com                          cscott@biontech.com